FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of the 29th day of May, 2019, by and between WYNN RESORTS, LIMITED (“Employer”) and ELLEN WHITTEMORE (“Employee”). Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

RECITALS

WHEREAS, Employer and Employee have entered into that certain Employment Agreement, effective as of August 2, 2018 (the “Agreement”); and

WHEREAS, Employee is willing and Employer desires to modify certain terms and conditions to the Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in the Agreement, the parties hereto agree as follows:

1.Amendments.

a.     Employer and Employee hereby agree to amend Section 1(c)(vii) of the Agreement in its entirety to read as follows:

(vii)
Employee’s willful neglect, refusal, or knowing failure to discharge Employee’s duties (other than due to physical or mental illness) commensurate with Employee’s title and function, or Employee’s failure to comply with a lawful direction of Employer or its board of directors;

b.    Employer and Employee hereby agree to amend Section 7(a) of the Agreement in its entirety to read as follows:

(a)    Base Salary. Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, a base salary at the rate of Seven Hundred Thousand Dollars ($700,000.00) per annum, payable in such installments as shall be convenient to Employer (the “Base Salary”). Employee shall be subject to performance reviews and the Base Salary may be increased but not decreased as a result of any such review. Such Base Salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee, including any discretionary bonus, profit sharing plan, pension plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, or any and all other benefit plans which may be in effect during the Term.

c.    Employer and Employee hereby agree to amend Section 7(b) of the Agreement in its entirety to read as follows:

(b)Bonus Compensation. Employee will participate in the Employer’s Amended and Restated Annual Performance Based Incentive Plan for Executive Officers with an annual target bonus of no less than 200% of the Base Salary. Employee shall also be eligible to receive a bonus at such times and in such amounts as Employer in its sole and exclusive discretion may determine. Employer retains the discretion to adopt, amend or terminate any bonus plan at any time prior to a Change of Control.

d.    Employer and Employee hereby agree to amend Section 7 of the Agreement with the addition of the following provision (i):

(i)    Annual Equity Grant.  Beginning with the Effective Date, Employee shall be eligible to receive an annual restricted share grant of Wynn Resorts, Limited common stock with a target value equivalent to no less than 150% of the annual Base Salary actually received by Employee in effect at the end of the applicable year, with vesting requirements consistent with comparable positions in the Company.  Employee and Employer will enter into a separate restricted stock agreement incorporating the terms and conditions of the grant, including the grant date, vesting schedule, and termination provisions.

2.    Effectiveness. The amendments set forth in Section 1 shall be effective as of May 29, 2019.

3.    Other Provisions of Agreement. The parties acknowledge that the Agreement is being modified only as stated herein, and agree that nothing else in the Agreement shall be affected by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

WYNN RESORTS, LIMITED

/s/ Matt Maddox
Matt Maddox, Chief Executive Officer

EMPLOYEE

/s/ Ellen Whittemore
Ellen Whittemore